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                                                                      EXHIBIT 99

      SS&C TECHNOLOGIES, INC. REPORTS CLOSING OF MABEL SYSTEMS ACQUISITION


Bloomfield, CT, November 20, 1997 -- SS&C Technologies, Inc. (NASDAQ -- SSNC), a leader in investment software and services, completed and signed an agreement to acquire Mabel Systems B.V. (Amsterdam) on November 14, 1997. Under the agreement, SS&C acquired all of the outstanding share capital of Mabel Systems for $850,000 in cash, to be paid in four installments, and $750,000 in SS&C stock. SS&C also agreed to pay up to an additional $1.9 million in cash if Mabel Systems achieves certain revenue targets over the next three years.

Mabel is a leading provider of portfolio management systems with over 170 client organizations throughout Europe and the Caribbean. The acquisition is the latest move by SS&C to expand into new market sectors. Mabel's asset management product complements CAMRA 2000, SS&C's current asset management offering, and allows both companies to combine their expertise to further tailor their investment systems to meet local requirements.

"We are very excited about the growth possibilities and new opportunities this deal brings for Mabel Systems," comments Gert Hilhorst, Managing Director of Mabel. "Mabel's extensive functionality, coupled with SS&C's technology and customer support, give us the comprehensive approach to software services that we sought."
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Mabel's asset management product, originally released in 1986, provides a suite of portfolio management capabilities supporting securities, private loans and mortgages. Functionality includes accounting and reporting, performance measurement, electronic trade confirmation, net asset value calculation for mutual funds, and support for stock brokering and custodial services.

"The acquisition of Mabel Systems demonstrates SS&C's commitment to the European marketplace," says Steve Helmbrecht, Senior Vice President, International at SS&C. "We are continuing to acquire the specialist financial knowledge and expertise that enables us to serve our customers worldwide and continue to grow our products."

With offices in the U.S., Canada, Europe, and Asia, SS&C is a leading provider of financial solutions, services, and expertise to asset managers worldwide. SS&C primarily targets its products at large-scale, sophisticated investment enterprises who use the trading, accounting, reporting, and analysis solutions to manage over $1 trillion in assets. Additional company information is located on the World Wide Web at http:\\www.ssctech.com.